CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS 4.1% INCREASE IN TOTAL SALES FOR THE THIRD QUARTER

COMPARABLE STORE SALES INCREASE 1.6%

New York, NY, November 8, 2007-- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today that sales for the third quarter ended November 3, 2007 increased 4.1% to $141.9 million compared to $136.4 million in the third quarter of fiscal 2006. The sales results are on a continuing operations basis, which exclude the sales from discontinued Macy’s, Belk’s and Parisian stores. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $23.6 million in the quarter, as compared to $19.0 million in the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the third quarter increased 1.6% on a continuing operations basis.

Sales for the nine months ended November 3, 2007 increased 5.3% to $452.8 million compared to $430.0 million in the first nine months of 2006, on a continuing operations basis. Specialty jewelry stores contributed sales of $77.9 million for the nine month period, as compared to $56.5 million in 2006. Comparable store sales for the nine months increased 2.1% on a continuing operations basis. For the nine months including discontinued stores, comparable store sales increased 2.8%.

The Company currently expects to report full financial results for the third quarter on November 27, 2007.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the third quarter of fiscal 2007 totaled 729, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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